UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 27, 2007

AMS HEALTH SCIENCES, INC. (Exact name of registrant as specified in its charter)
OKLAHOMA (State or other jurisdiction of incorporation)	001−13343 (Commission File Number)	73-1323256 (I.R.S. Employer Identification No.)

711 NE 39th Street, Oklahoma City, OK (Address of principal executive offices)	73105 (Zip Code)
Registrant’s telephone number, including area code: (405) 842-0131

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.03	Bankruptcy or Receivership.

On December 27, 2007, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”), Case No. 07-14678 (the “Chapter 11 Case”).  The Company’s filing was precipitated by the verdict and subsequent judgment rendered against it in a November 2007 jury trial relating to the Company's 2005 acquisition of Heartland Cup, Inc.  As previously reported in the Company’s Form 10-QSB for the quarter ended September 30, 2007, the Company does not have the cash resources to satisfy the $984,368 judgment.  Although the Company actively pursued settlement discussions with the judgment creditor in an attempt to foreclose entry of the judgment, the judgment creditor ultimately declined to withhold or defer his right, in the absence of an appellate bond, to seek collection of the judgment.  The Company’s filing of the Chapter 11 petition operates to stay all proceedings or attempts to enforce the judgment rendered in the Heartland Cup litigation.  The Company's filing was supported by the Company's primary secured lender, Laurus Capital Management, LLC.  The Company anticipates that it will continue to operate its business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.  The Company intends to file a plan of reorganization as soon as possible.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The filing of the Chapter 11 Case constitutes an event of default under the terms of the Company's secured convertible note (the “Laurus Note”) with Laurus Master Fund, Ltd. and Laurus Capital Management, LLC (collectively, “Laurus”).  Pursuant to the terms of the Laurus Note, upon an event of default Laurus may, among other things, declare all amounts outstanding thereunder to be immediately due and payable.  As of the date of the foregoing event of default, approximately $1.7 million was outstanding and payable by the Company under the Laurus Note.  Any payments to Laurus pursuant to the terms of the Laurus Agreement will be subject to the jurisdiction and approval of the Bankruptcy Court.

The filing of the Chapter 11 Case also constitutes an event of default under the terms of that certain Assumption Agreement, dated as of November 7, 2005, by and among Farmers State Bank, Allen, Oklahoma (“Farmers State Bank”), the Company and Heartland Cup, Inc. (“Heartland Cup”), pursuant to which the Company assumed the obligations of Heartland Cup under that certain Note Agreement dated November 17, 2003 between Farmers State Bank and Heartland Cup.  Pursuant to the terms of the Assumption Agreement and the Note Agreement, upon an event of default Farmers State Bank may, among other things, declare all indebtedness of the Company thereunder to be immediately due and payable.  As of the date of the foregoing event of default, approximately $461,000 was outstanding under the Assumption Agreement and the Note Agreement.  Any payments to Farmers State Bank pursuant to the terms of the Assumption Agreement and the Note Agreement will be subject to the jurisdiction and approval of the Bankruptcy Court.

Item 8.01	Other Events

On December 27, 2007, the Company issued a press release concerning the Chapter 11 Case.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibits:

99.1	Press Release dated December 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMS HEALTH SCIENCES, INC.
(Registrant)

Date: December 28, 2007	By:/s/ Robin L. Jacob
Robin L. Jacob
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1*	Press Release dated December 27, 2007 regarding filing of Chapter 11 petition.

*            Filed herewith.